Exhibit 1


                    NPC International, Inc.
         Pro Forma Consolidated Financial Information
                          (Unaudited)


            On June 7, 1994, the registrant signed a definitive asset exchange agreement by and among registrant, Pizza Hut, Inc. (PHI, a Delaware Corporation) and Pizza Hut of San Diego, Inc. (PHSD, a California Corporation). Agreement provides for the exchange of certain assets of the registrant for assets of PHI and/or PHSD and for the registrant to enter into or otherwise receive new franchise agreements for the operation of the registrants Pizza Hut restaurants and delivery kitchens. Additionally, on July 19, 1994, and as contemplated by the agreement above, the registrant signed a definitive asset purchase agreement by and among registrant and listed selling stockholders. Agreement provided for the purchase of all assets related to 17 Pizza Hut restaurants.

            Effective August 3, 1994 and August 4, 1994, respectively, the transactions described above, meeting all conditions precedent by registrant and exchanging or selling stockholders, was closed. The transaction was financed in the normal course of business through the registrant's existing line of credit with their lead banking institution.

            The pro forma consolidated condensed Balance Sheet at June 28, 1994, and the consolidated statements of income for the fiscal year ended March 29, 1994 and for the first quarter ended June 28, 1994 and notes thereto should be read in conjunction with NPC International, Inc.'s annual report on Form 10-K for the fiscal year ended March 29, 1994. The transactions described above have been accounted for under the purchase method of accounting.

            The pro forma consolidated condensed financial information is presented for information purposes only and is not necessarily indicative of actual results, nor do they purport to represent results which will occur in the future.


                    NPC International, Inc.
       Pro Forma Consolidated Condensed Income Statement
                          (Unaudited)


                           Fiscal      Net Assets
                         Year Ended    Purchased or   Pro Forma     Pro Forma
                       March 29, 1994   Exchanged    Adjustments  Consolidated
                                           (1)

Net sales               $ 332,207,000  (11,015,000)               $321,192,000
Franchise revenues          5,215,000                                5,215,000
Total revenues            337,422,000  (11,015,000)                326,407,000

Cost of sales              98,693,000   (2,387,000)                 96,306,000
                          238,729,000   (8,628,000)                230,101,000


Direct labor costs         97,102,000   (3,460,000)                 93,642,000
Operating expenses         89,988,000   (1,161,000)                 88,827,000
General and
administrative expenses    26,686,000   (3,458,000)   (980,000)(A)  22,248,000
                          213,776,000   (8,079,000)   (980,000)    204,717,000

                           24,953,000     (549,000)    980,000      25,384,000

Interest expense           (6,629,000)           -    (427,000)(B)  (7,056,000)
Other income (expense)        182,000            -           -         182,000
Income before taxes        18,506,000     (549,000)    553,000      18,510,000

Provision for taxes         7,211,000     (214,000)    216,000 (C)   7,213,000

Net income                $11,295,000     (335,000)    337,000     $11,297,000

Earnings per share              $0.45                                   $ 0.45

Weighted average
shares outstanding         25,167,349                               25,167,349

See notes to pro forma consolidated condensed income statement.


                     NPC International, Inc.
       Pro Forma Consolidated Condensed Income Statement
                          (Unaudited)

                          First       Net Assets
                         Quarter     Purchased or    Pro Forma      Pro Forma
                          Ended
                         June 28,    Exchanged (1)  Adjustments   Consolidated
                          1994

Net sales             $83,179,000     (2,571,000)                  $80,608,000
Franchise revenues      1,278,000                                    1,278,000
Total revenues         84,457,000     (2,571,000)                   81,886,000

Cost of sale           24,367,000       (566,000)                   23,801,000
                       60,090,000     (2,005,000)                   58,085,000


Direct labor costs     24,110,000       (797,000)                   23,313,000
Operating expense      22,428,000       (283,000)                   22,145,000
General and
administrative
expenses                5,941,000       (771,000)    (232,000)(A)    4,938,000
                       52,479,000     (1,851,000)    (232,000)      50,396,000

                        7,611,000       (154,000)     232,000        7,689,000

Interest expense       (1,552,000)             -     (107,000)(B)   (1,659,000)
Other income (exp)         67,000              -              -         67,000
Income before taxes     6,126,000       (154,000)     125,000        6,097,000

Provision for tax       2,371,000        (59,000)      48,000 (C)    2,360,000

Net income             $3,755,000        (95,000)      77,000       $3,737,000


Earnings per share     $     0.15                                        $0.15

Weighted average
shares outstanding     25,028,287                                   25,028,287

See notes to pro forma consolidated condensed income statement.


                     NPC International, Inc.
                Notes to Pro Forma Consolidated
                  Condensed Income Statements
                          (Unaudited)


     The unaudited pro forma consolidated condensed income statement illustrates the estimated effect of the asset exchange between NPC International, Inc. (the Company) and Pizza Hut, Inc. and Pizza Hut of San Diego, Inc. (collectively, PHI) and the asset purchase between the Company and selling stockholder's (collectively stockholder's) and the financing as if the transaction occurred for income statement purposes at the beginning of the periods presented.

     The condensed pro forma consolidated income statements give effect to the acquisition under the purchase method of accounting subject to the assumptions and adjustments detailed in these notes.

     (1) Represents the cumulative affect on income and expenses of all assets exchanged and purchased for the period presented.

     (A) As a result of the asset exchange with PHI, the Company's operating areas were consolidated and therefore operating efficiencies were achieved. As such, general and administrative expenses were reduced by the anticipated dollar savings of the consolidation net of amortization of certain acquisition costs ($250,000 amortized over five years).

     (B) Interest was recorded based upon the estimated increase in debt resulting from the transactions using the interest rate of 6.44%, the Company's effective borrowing rate for the fiscal year ended March 29, 1994.

     (C) Income taxes were adjusted to reflect the income tax effect of the adjustments contained in the condensed pro forma consolidated income statements using the Company's statutory tax rate in effect during the periods presented.



                    NPC International, Inc.
        Pro Forma Consolidated Condensed Balance Sheet
                          (Unaudited)

CAPTION
                     June 28,         PHI              Asset        Pro Forma
                     1994 (1)     Transaction       Purchase (3)
                                      (2)                         Consolidated
ASSETS

Current assets      $14,339,000                                    $14,339,000

Facilities and
equipment, net      138,848,000  $(3,489,000) (A)  $4,081,000 (C)  139,440,000

Franchise rights     28,132,000                     5,989,000 (C)   34,121,000

Goodwill, less
accumulated
amortization         33,029,000                                     33,029,000

Other assets          8,304,000      250,000 (B)       85,000(C,D)   8,639,000

                   $222,652,000  $(3,239,000)     $10,155,000     $229,568,000


LIABILITIES AND
STOCKHOLDERS' EQUITY

Current
liabilities        $ 38,188,000     $250,000 (B)      $35,000 (D)  $38,473,000

Long-term debt
and obligations
under
capital leases       75,118,000   (3,489,000) (A)  10,120,000 (C)   81,749,000

Deferred income
taxes and other       6,652,000                                      6,652,000

Stockholders' equity:
   Class A Common       139,000                                        139,000
   Class B Common       137,000                                        137,000
Paid-in capital      22,316,000                                     22,316,000
Retained earnings    99,455,000                                     99,455,000
                    122,047,000            -                -      122,047,000

Less treasury stk   (19,353,000)                                   (19,353,000)

Total stock-
holders' equity     102,694,000            -                -      102,694,000
                   $222,652,000   $(3,239,000)    $10,155,000     $229,568,000

See notes to pro forma consolidated condensed balance


                    NPC International, Inc.
                Notes to Pro Forma Consolidated
                    Condensed Balance Sheet
                          (Unaudited)


     The unaudited pro forma consolidated condensed balance sheet was prepared assuming the asset exchange with PHI and asset purchase with selling stockholders was consummated at the end of the period for which the balance sheet is presented.

     The condensed pro forma consolidated balance sheet gives effect to the acquisition under the purchase method of accounting subject to the assumptions and adjustments detailed in these notes.

     (1) The Company signed a definitive asset exchange agreement with PHI on June 7, 1994, where at that time the first phase of the transaction was completed. At that time, the Company exchanged 39 restaurants for one PHI restaurant, and the Company received a new Pizza Hut franchise agreement for all operating areas effective March 30, 1994 through 2010. As such, the June 28, 1994, balances include the reclassification of approximately $10,000,000 in facilities and equipment to franchise rights.

     (2) Represents the balance sheet impact of the asset exchange between PHI and the Company.

     (3) Represents the balance sheet impact of the asset purchase from selling stockholders of 17 Pizza Hut restaurants.

     (A) Represents the cash differential of the value of the Company's real estate as compared to that of PHI's real estate, net of purchase price adjustments. All cash received by the Company as a result of the exchange is assumed to reduce corporate indebtedness.

     (B) Estimated costs associated with the PHI asset exchange were accrued.

     (C)  Allocation of asset purchase price of $10,120,000 as
          follows:
               -  $4,081,000  Facilities and equipment
               -  $5,989,000  Acquired franchise rights
               -  $   50,000  Five year non-compete agreement

     (D) Estimated acquisition-related expenses and transition costs were accrued.




                           EXHIBIT A




                   ASSET PURCHASE AGREEMENT


                         CONFIDENTIAL
                            BETWEEN
                    NPC INTERNATIONAL, INC.
                              AND
                        LISTED SELLERS


                    _________________, 1994




                   ASSET PURCHASE AGREEMENT


ARTICLE   I  .................................................1
     PURCHASE AND SALES OF ASSETS
           Section  1.1     Assets ...........................1
           Section  1.2     Excluded Assets ..................2

ARTICLE   II  ................................................2
     PURCHASE PRICE OF ASSETS
           Section  2.1     Purchase Price ...................2
           Section  2.2     Form of Payment ..................3
           Section  2.3    Adjustment of Purchase Price  .....3
           Section  2.4    Obligations Assumed by Buyer  .....3
           Section  2.5    Obligations Satisfied by Sellers  .3
           Section  2.6    Allocation of Purchase Price  .....4
           Section  2.7     Inventory Purchase ...............4

ARTICLE   III  ...............................................4
     CLOSING
           Section  3.1    Date, Time and Place of Closing  ..4
           Section  3.2    Deliveries by Sellers at Closing  .4
           Section  3.3    Deliveries by Buyer at Closing  ...6
           Section  3.4    Transfer of Operations  ...........6

ARTICLE   IV  ................................................6

     REPRESENTATIONS AND WARRANTIES OF SELLERS
          Section 4.1    Organization and Good Standing;
                          Execution  and Delivery Permitted  .6
           Section  4.2     Conditions of Assets .............7
           Section  4.3    Absence of Other Assets  ..........8
           Section  4.4     Ownership of Assets ..............8
           Section  4.5     Franchises .......................9
           Section  4.6     Documents Sufficient .............9
           Section  4.7    Litigation or Condemnation  .......9
           Section  4.8     Taxes ............................10
           Section  4.9     Contracts ........................10
           Section  4.10    Disclosure .......................10
           Section  4.11    Labor Relations ..................10
           Section  4.12   Employee Benefit Plans  ...........10
           Section  4.13   Liabilities of Sellers  ...........11
           Section  4.14    Licensure ........................11
           Section  4.15    Insurance Coverage ...............11
           Section  4.16    Severance Pay ....................11
           Section  4.17   Environmental Matters  ............11
           Section  4.18    Financial Statements .............13
           Section  4.19    Inventory ........................13
           Section  4.20    Leases ...........................13
           Section  4.21    Consents .........................14


ARTICLE   V  .................................................14

     COVENANTS OF SELLERS
           Section  5.1    Transfer of Licenses and Permits  .14
          Section 5.2    Agreements Respecting Employees
                          of  Sellers  .......................14
           Section  5.3     Conduct of Business ..............14

ARTICLE   VI  ................................................15

     REPRESENTATIONS AND WARRANTIES OF BUYER
           Section  6.1     Corporate Existence ..............15
           Section  6.2    Corporate Power and Authority  ....15
           Section  6.3    Execution and Delivery Permitted  .15

ARTICLE   VII  ...............................................15

     COVENANTS OF BUYER

ARTICLE   VIII  ..............................................16

     PRORATIONS AND PURCHASE PRICE ADJUSTMENT; CONDITIONS
     TO CLOSING
          Section 8.1    Prorations and Purchase Price
                           Adjustments  ......................16
           Section  8.2     Conditions to Closing ............16

ARTICLE   IX  ................................................17

     INDEMNIFICATION AGAINST LOSS
           Section  9.1    Indemnification by Sellers  .......17
           Section  9.2    Indemnification by Buyer  .........18
           Section  9.3    Indemnification Procedure  ........18
           Section  9.4    Limitation of Indemnification  ....18

ARTICLE   X  .................................................19

     NONCOMPETITION

ARTICLE   XI  ................................................19

     MISCELLANEOUS
           Section  11.1    Notices ..........................19
           Section  11.2    Applicable Law ...................19
           Section  11.3   Binding on Successors  ............20
           Section  11.4    Payment of Costs .................20
           Section  11.5   Closing Not to Prejudice Claim
                          for  Damages  ......................20
          Section 11.6   Survival of Representations,
                         Warranties, Covenants and
                           Undertakings  .....................21
           Section  11.7    Additional Documents .............21
           Section  11.8   Time is of the Essence  ...........21
           Section  11.9    Titles ...........................21
           Section  11.10   Entire Agreement .................21
           Section  11.11   Counterparts .....................21

ARTICLE   XII  ...............................................21

          SIMULTANEOUS TRANSFER OF CERTAIN MISSOURI
          AND IOWA RESTAURANT LOCATIONS





                       LIST OF EXHIBITS


EXHIBIT A-1    RESTAURANTS LOCATION - PURCHASE

EXHIBIT A-2    RESTAURANT LOCATION - LEASED

EXHIBIT B      FRANCHISE AGREEMENTS AND LICENSES

EXHIBIT C      ASSUMED CONTRACTS

EXHIBIT D      EQUIPMENT SCHEDULES

EXHIBIT E      EXCLUDED ASSETS

EXHIBIT F      ALLOCATION OF PURCHASE PRICE

EXHIBIT G      INTENTIONALLY OMITTED

EXHIBIT H      FINANCIAL STATEMENTS


                       LIST OF SCHEDULES


SCHEDULE 4.5   FRANCHISE AGREEMENTS

SCHEDULE 4.7   PENDING CLAIMS AND LITIGATION

SCHEDULE 4.12  EMPLOYEE BENEFIT PLANS

SCHEDULE 4.15  INSURANCE COVERAGE




                   ASSET PURCHASE AGREEMENT

     THIS AGREEMENT is made and entered into this ______ day of ____________, 1994 by and among the undersigned defined sellers, as owners or stockholders of the Pizza Hut operations, companies and properties which are the subject hereof (the "Sellers"), and NPC International, Inc., a Kansas corporation (the "Buyer").

     WHEREAS, Sellers own various items of personal property and interests in real property used in the operation of certain Pizza Hut restaurants at the locations set forth on Exhibits "A-1 and A-2" to this Agreement (the "Restaurant Locations") pursuant to the Pizza Hut, Inc. Franchise Agreements listed on Exhibit "B" to this Agreement (the "Franchise Agreements");

     WHEREAS, Sellers desire to sell such personal property, to convey certain interests in such real property and to assign the Franchise Agreements to Buyer;

     WHEREAS, Buyer desires to purchase such personal property and real property interests and to acquire such franchise rights from Sellers; and

     WHEREAS, Buyer and Sellers have agreed upon the terms and conditions of such transactions and desire to reduce the same to writing;

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, covenants, representations, warranties and promises set forth herein, and in order to prescribe the terms and conditions of such purchase and sale, the parties hereto agrees as follows:

ARTICLE I
PURCHASE AND SALE OF ASSETS

     Section 1.1 Assets. Subject to the terms and conditions set forth in this Agreement, Sellers hereby agree that at the Closing (as defined in Section 3.1 below) they shall, jointly and severally, as the respective interest of each may appear, sell, transfer, convey, and assign to Buyer and Buyer hereby agrees at the Closing to purchase and accept from Sellers, free and clear of all mortgages, liens, security interests, pledges and encumbrances, the following assets (collectively, the "Assets"):

          (a) All of each Sellers' right, title, and interest in the Restaurant Locations set forth on Exhibit "A-1", including all of each Sellers' interest thereunder in the buildings, fixtures, signs, parking facilities, trash facilities, fences, or other improvements (the "Real
Property");

          (b) All of each Sellers' right, title, and interest in and to the real property leases on Restaurant Locations as described on Exhibit "A-2" ("Leases"), and the contracts with a remaining term not exceeding one year which are transferable and related to the operation of Buyer's business (and other than any equipment lease) and licenses related to and used in the normal and customary operations of the Restaurant Locations, all as set forth on Exhibit "C" of this Agreement (the "Assumed Contracts and Licenses");

          (c) All of each Sellers' right, title, and interest in and under the Franchise Agreements;

          (d) All of each Sellers' right, title, and interest in and to the equipment used in the normal and customary operations of the Restaurant Locations, including but not limited to the furniture, machinery, equipment, tables, chairs, cash registers, ovens, refrigerators, display cases, shelves, utensils, tools, pans, salad bars, sneeze guards, lights, uniforms, curtains, signs, menus, tablecloths, glasses, plates, dishes, silverware, pitchers, books, cabinets, racks, towels, ornaments, bars, and bar equipment (the "Equipment") set forth on the noncomprehensive Schedules listed on and attached to Exhibit "D" to this Agreement;

          (e) All of each Sellers' other rights and property interests of any nature which are customarily used in the operation of the Restaurant Locations, including, but not limited to rights to use existing Restaurant Location telephone numbers and rights arising under equipment warranties; and

          (f) The covenant of Sellers not to compete with Buyer, as more fully set forth in Article X of this Agreement.
Collectively, the items set forth in (c) through (f) above are referred to herein as the Personal Property.

     Section 1.2 Excluded Assets. Excluded from sale under this Agreement are all of each Sellers' cash, negotiable instruments, receivables, operating books, records, files, and the other assets listed on Exhibit "E" to this Agreement.

ARTICLE II
PURCHASE PRICE OF ASSETS

     Section 2.1 Purchase Price. The purchase price paid for the Assets (the "Purchase Price") shall be in the amounts and payable as follows (adjusted as set forth in Section 2.3):

          (a) Buyer will pay to Sellers the amount of Two Million Seven Hundred Thousand Dollars ($2,700,000) for the real property, such price to be subject to Buyer's reasonable determination that each piece of the real property is suitable to the operation of Buyer's business at that Restaurant Location; and

          (b) Buyer will pay to Sellers the amount of Seven Million Four Hundred Twenty Thousand Dollars ($7,420,000) in cash at Closing for the remainder of the Assets, with the allocation of the Purchase Price to be agreed as set out on Exhibit "F" hereto.

     Section 2.2    Form of Payment.  The Purchase Price as
adjusted shall be paid at the time of Closing through a wire transfer of immediately available funds.

     Section 2.3 Adjustment of Purchase Price. As promptly as practical and prior to Closing, Sellers shall deliver to Buyer an itemized statement of Purchase Price adjustments and prorations as set forth in Section 8.1 of this Agreement.

     Section 2.4 Obligations Assumed by Buyer. In addition to the purchase of the Assets and the payment of the Purchase
Price, Buyer assumes and agrees to perform all of the Sellers' obligations with respect to:

          (a) The Leases, the Assumed Contracts and Licenses; provided, however, that Buyer shall not be responsible for any other obligation relating to Seller or to events or operations of the Restaurant Locations occurring on or prior to the date of Closing; and

          (b) The Franchise Agreements; provided, however, that Buyer shall not be responsible for the payment of franchise fees, royalties, Pizza Hut Co-op, PFS and IPHFHA assessments, or any other amounts relating to sales, operations or events occurring on or prior to the date of Closing and Sellers shall retain any rebates due related to business of Sellers prior to Closing.

     Section 2.5 Obligations Satisfied by Sellers. Sellers shall pay all sales, transfer and other tax liabilities arising out of the transactions which are the subject of this Agreement, and all trade payables, accounts payable, utility payments, business related taxes and other operating expenses which are incurred on or before the date of Closing. In no case shall Buyer be required to assume any liability or obligation which:

          (a)  is prorated to Sellers under Section 2.3 or
Article VIII of this Agreement;

          (b) arises from any event or any action or inaction on the part of Sellers occurring on or prior to the date of Closing which, with notice, the passage of time or both, would result in an event of default occurring under any lease or agreement to which Sellers are a party;

          (c) is represented or warranted by Sellers in this Agreement, or in the Exhibits attached hereto, not to exist;

          (d) relates to any Sellers' employee, pension, incentive or benefit plan or any employee agreement or claim, including as to vacation (vested or accrued) or severance;

          (e) relates to any lease of equipment used in the operation of any Restaurant Location, unless it is an Assumed
Contract; or

          (f)  is not expressly assumed by Buyer hereunder.

     Section 2.6 Allocation of Purchase Price. Buyer and Sellers agree that the Purchase Price is allocated as set forth upon Exhibit "F" to this Agreement. Such allocation shall be binding on Buyer and Sellers for federal, state or local tax purposes, and each of the parties hereto agrees that it or they will file a statement setting forth such allocation with its or their federal income tax or other returns, if required, and will also file such further information or take such further actions as may be necessary to comply with the regulations that have been promulgated pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended.

     Section 2.7 Inventory Purchase. Buyer further agrees to purchase from Sellers, (i) at cost, all usable food, paper, supplies and other inventory in each Restaurant Location at the time of Buyer's taking possession as provided in Section
3.4 hereof ("Inventory") providing such items are currently inventoried and included on Sellers' financial statements provided to Buyer as inventory, (ii) any prepaids and deposits usable by Buyer in the ordinary course of Buyer's business, and (iii) all change funds in each Restaurant Location at the close of business on the day prior to the date of Closing.

ARTICLE III
CLOSING

     Section 3.1 Date, Time, and Place of Closing. Subject to Article XII hereof, the consummation of the transactions contemplated hereby (the "Closing") shall be held on ____________, _________________, 1994 beginning at 9:00 a.m.
local time in the offices of
___________________________________ or at such other place,
time or date as the parties hereto shall mutually agree. Time is of the essence in the transactions contemplated hereby.

     Section 3.2    Deliveries by Sellers at Closing.  At the
Closing and thereafter as may be reasonably requested by Buyer, Sellers shall convey, transfer, assign, and deliver all of their interest in the Assets to Buyer, and shall in particular deliver to Buyer the following:

          (a)  Such deeds, bills of sale, easements,
assignments, leases, surveys, deeds of buildings and other appropriate instruments of transfer as Buyer has requested, all in recordable form and content acceptable to Buyer and Buyer's counsel and sufficient to vest in Buyer title to all of the Assets and which, with regard to interests in real property, reflect that same is subject to no exception to title insurance coverage other than Permitted Encumbrances as described in Section 4.2(b) hereof and which could substantially affect the operation of the subject Restaurant Locations as Pizza Hut restaurants and, with regard to both real and the Personal Property, that such property is free and clear of all mortgages, deeds of trust, liens, security agreements, charges, or other encumbrances;

          (b) Duly executed assignments of Leases for the Restaurant Locations leased by Sellers, together with, where required by the Lease, unconditional consents to assignment of the Leases from landlords;

          (c) The written consent of Pizza Hut, Inc. to assignment by Sellers to Buyer of all of Sellers' rights under the Franchise Agreements;

          (d)  The waiver, release, consent, estoppel
certificate or other document of any nature, of any person, corporation, association or other entity whatsoever which is necessary to consummate the transactions contemplated hereby and to make the warranties and representations made in this Agreement true and correct;

          (e) Proof in the form of filed returns and copies of paid checks that all real and personal property taxes levied on the Assets which are due and payable have been paid;

          (f) Where available, letters of good standing from the tax commission for the States of Iowa, Kansas, and Missouri, as appropriate, indicating that all sales, employment, franchise, income and other tax liabilities of the Sellers have been satisfied through the date of Closing;

          (g) A commitment to issue ALTA Form policies of title insurance, consistent with Section 4.2 hereof, regarding the Real Property to be purchased by Buyer insuring title to such property and containing only such exceptions and exclusions as are acceptable to Buyer;

          (h) Copies of policies of insurance for each Restaurant Location, evidencing coverage of the premises and contents in amounts specified by the Franchise Agreements or Lease under which such Restaurant Location is operated and certified by Sellers to be fully paid and in force at Closing;

          (i) Documentation sufficient to ensure that all leases of Equipment employed in operation of the Restaurant Locations which are not Assumed Contracts have been terminated and that all obligations of Sellers thereunder have been satisfied, or that arrangements have been made to apply such amount of the Purchase Price received from Buyer hereunder as may be necessary to fully satisfy the obligations of Sellers in connection with such Equipment;

          (j)  A Cross-Receipt; and

          (k) Wire transfer instructions regarding delivery of the Purchase Price.

     Section 3.3 Deliveries by Buyer at Closing. Upon receipt and review by Buyer's counsel of all of the documents specified in Section 3.2 above, duly authorized and validly executed, Buyer shall deliver to the Sellers' representatives in attendance at Closing:

          (a) the Purchase Price in the amounts, form and manner specified in Section 2.1, 2.2 and 2.7 hereof;

          (b)  Assignments and Acceptances of Leases and
Franchise Agreements; and

          (c)  a Cross-Receipt.

     Section 3.4 Transfer of Operations. Buyer shall be entitled to immediate possession of, and to exercise all rights attendant to the Assets from and after 10:00 a.m. local time on the day of Closing, and operation of the Restaurant Locations shall transfer at such time. Except as provided hereby, all profits, losses, liabilities, claims or injuries arising before such transfer shall be solely to the benefit or the risk of Sellers. All such occurrences after such transfer shall be solely to the benefit or the risk of Buyer. The risk of loss or damage by fire, storm, flood, theft or other casualty or cause shall be in all respects upon Sellers prior to such transfer and upon the Buyer thereafter.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLERS

     As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Sellers jointly and severally represent and warrant to Buyer as follows:

     Section 4.1 Organization and Good Standing; Execution and Delivery Permitted. Each Seller corporation is a corporation duly organized, validly existing and in good standing under the laws of the state where incorporated and is qualified to transact business and is in good standing as a foreign corporation in the jurisdictions where it is required to qualify in order to conduct business as presently conducted. Seller has the corporate power and authority to own, lease and operate all the Restaurant Locations and Assets now owned, leased or operated by it and to carry on its businesses as now conducted. Each Seller corporation will at Closing deliver to Buyer complete and correct copies of its respective Articles of Incorporation and Bylaws, as amended and in effect on the date thereof as well as certificates of good standing from each of its state of incorporation and where qualified as a foreign corporation.

     The execution, delivery and performance of this Agreement will not result in a breach of or constitute a default under any term in any agreement or other instrument to which Sellers are a party, such default having not been previously waived by the other party to any such agreement, or violate any law or any order, rule or regulation applicable to Sellers, or any court or of any regulatory body, administrative agency or other governmental instrumentality having jurisdiction over Sellers or their properties; and will not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the Assets.

     Section 4.2    Condition of Assets.

          (a) To the best knowledge of Sellers, all of the Equipment is in good operating condition, no major repairs are necessary concerning the Equipment, and the Equipment complies with all material federal, state and local laws, rules and regulations, including all environmental and occupational safety and health regulations;

          (b) Sellers have and will convey to Buyer good and indefeasible title to the Real Property free and clear of any all liens or encumbrances other than Permitted Encumbrances.
Permitted Encumbrances shall include as follows:

               (1) Liens for current taxes and assessments not yet due and payable, including but not limited to liens for nondelinquent ad valorem taxes, such liens, minor imperfections of title, or easements on real property as do not in any material respect detract from the value thereof and do not interfere with the present use of the Real Property;

               (2) Standard form printed exceptions as set out in the policies of title insurance to be provided hereunder;

     (c) Seller has received no notice that the Real Property violates any provisions of any applicable building code, fire, health or safety regulations or any governmental ordinances, orders or regulations. No condition exists with respect to the Real Property which would prevent, or require repair or modification thereof as a prerequisite to, use of the Real Property in the conduct of Buyer's business;
     (d) The zoning classification of the Real Property and the Premises subject to the Leases is such that it may continue to be used as currently used;

     (e) There is no pending or threatened condemnation or, to the knowledge of Sellers, any similar proceeding or assessment effecting the Real Property, or, any part thereof, nor to the best knowledge and belief of Sellers is any such proceeding or assessment contemplated by any governmental body;

     (f) Sellers have complied with all applicable laws, ordinances, regulations, statutes, rules and restrictions relating to the Real Property and the Premises subject to the Leases, or any part thereof; and

     (g) To the knowledge of Sellers, there is no pending or threatened proceeding by any governmental body which would impair or result in the limitation or termination of access to any of the Real Property.

     (h) Subject to appropriate consents of Landlords, no condition exists which would adversely affect Buyer's use of the Restaurant Locations the premises of which are subject to the Leases as Pizza Hut restaurants.

     (i) Seller will not be responsible for any expense related to bringing the Real Property and/or the Premises subject to the Leases into compliance with any code or regulation which would not have been occasioned but for the transfer of the Assets.

     Section 4.3 Absence of Other Assets. Except as specifically provided in this Agreement, there is no Asset, property or right of any nature which has not previously or is not now being transferred to Buyer hereunder by Sellers or which is being retained by Sellers that has been customarily employed, owned, held or used in connection with the operation of any Restaurant Location. All Assets used in the operation of any Restaurant Location are situated entirely upon the premises of such Restaurant Locations have been or are being conveyed to Buyer pursuant to this Agreement.

     Section 4.4 Ownership of Assets. (a) Sellers have good and marketable title to the Assets, which title after Closing shall be free and clear of all deeds of trust, mortgages, liens, security interests, charges, and encumbrances of any nature whatsoever; (b) the Sellers have the full, absolute and unrestricted right to assign, transfer and convey or sublease to Buyer the Assumed Contracts and Licenses, subject only to such consents as Sellers shall deliver to Buyer at Closing; (c) no person or entity, other than the Sellers, has any interest in the Assets; and (d) all Equipment employed in the operation of the Restaurant Locations which is leased under leases other than an Assumed Contract has been acquired and the purchase price therefor fully paid, or arrangements have been made to apply such amount of the Purchase Price received from Buyer hereunder as may be necessary to fully pay the purchase price therefor at Closing.

     Section 4.5 Franchises. Subject only to the required consents of Pizza Hut, Inc. which shall be delivered to Buyer at Closing, Sellers have the full, absolute, and unrestricted right to sell, transfer, and convey to Buyer one hundred percent (100%) of the franchisee's rights and interests under the Franchise Agreements listed on Schedule 4.5. The Franchise Agreements are in full force and effect and have not been amended or modified in any respect. Sellers are current in all obligations under said Franchise Agreements, there have been no events of default thereunder, and no state of facts exists which with notice or the passage of time or both would constitute an event of default thereunder.

     Section 4.6 Documents Sufficient. The documents delivered by Sellers to Buyer pursuant to Section 3.2 of this Agreement are valid, sufficient and effective to completely transfer to Buyer full legal and equitable title to all of the Assets.

     Section 4.7 Litigation or Condemnation. Except as set forth on Schedule 4.7 to this Agreement, there are no suits, actions, condemnation actions, investigations, complaints or other proceedings of any nature whatsoever in law or in equity, which are pending or, to the best of Sellers' knowledge, threatened against, or which affect in any manner, Sellers or any of the Assets, by, in or before any federal, state, municipal or other governmental court, department, commission, board, bureau, agency or other instrumentality (whether domestic or foreign). Sellers are not in default with respect of any order, writ, injunction, garnishment, levy or decree of any federal, state, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality, and the use, occupancy, ownership or transfer of the Assets do not constitute a default thereunder. To the best of Sellers' knowledge, the operations of Sellers at the Restaurant Locations and the condition of the Assets do not violate any material federal, state or municipal law, regulation or rule (including any applicable zoning or similar use regulation or law). The Sellers' operations at the Restaurant Locations have not received a citation, warning or reprimand for, or otherwise been notified of, any violation of any law, rule or regulation governing alcoholic beverages or any health, environmental or similar municipal, state or federal law or regulation which has not been cured. To the best of Sellers' knowledge, Sellers have served no food or foodstuff which was adulterated, spoiled or contained any foreign substances, nor have Sellers served any food item which has or, except as set forth on Schedule 4.7 of this Agreement, is claimed to have, caused any illness or injury to the consumer thereof.
     Section 4.8 Taxes. All ad valorem and other property taxes upon the Assets and Leases have been paid for 1993 and all prior tax years. Sellers have also timely filed all federal, state, local and other tax returns required to be filed by Sellers which are due through the date of Closing. Sellers have paid all taxes, interest, penalties, governmental charges, duties, fees and fines imposed by the United States, foreign countries, states, counties, municipalities, and subdivisions, and by all other governmental entities or taxing authorities, which are due and payable or for which assessments have been received, the nonpayment of which would result in a lien on any of Sellers' assets. There are no suits, actions, claims, investigations, inquiries or proceedings threatened or pending against Sellers with respect to taxes, interest, penalties, governmental charges, duties or fines, nor are any such matters under discussion with any governmental authority, or have any claims for additional taxes, interest, penalties, charges, fines, fees or duties been received by or assessed against Sellers.

     Section 4.9 Contracts. Except as set forth on Exhibit "C" to this Agreement and other than agreements terminable on no more than thirty (30) days notice, there are no management, employment, service, marketing or advertising, vending, pest control, supply, maintenance or other contracts or automobile, soft drink dispenser, dishwasher or other leases entered into by Sellers with respect to the Assets or the operation of the Restaurant Locations.

     Section 4.10 Disclosure. Neither any representation or warranty by Sellers in this Agreement, nor any statement or certificate furnished, or to be furnished, by or on behalf of Sellers, nor any documents or certificate delivered to Buyer pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or will contain at Closing any untrue statement of material fact or omits to state any material fact necessary to make any statement contained therein not misleading.

     Section 4.11 Labor Relations. No employees of Sellers are on strike, nor to the best knowledge of Sellers are any such employees threatening to strike, and there is no strike in progress. Sellers have no knowledge that any labor union has recently attempted, or is presently attempting, to organize any of Sellers' employees into a collective bargaining unit, and no employees of Sellers are presently organized into a collective bargaining unit.

     Section 4.12 Employee Benefit Plans. Except as listed on Schedule 4.12, Sellers have no deferred compensation, pension, stock option, employee stock purchase, profit sharing, retirement, bonus, medical, disability or other employee benefit plan or arrangement. With the exception of accrued and vested vacation liabilities, there are no accrued liabilities under any such plan which are not fully funded.
In any event as to any such plan, particularly including any plan which is subject to Title IV of ERISA, listed on Schedule 4.12, Sellers will pay or arrange to have the plan pay by Closing, all benefits guaranteed, including any guarantees under Title IV.

     Section 4.13 Liabilities of Sellers. All liabilities of Sellers related to the Restaurant Locations not expressly assumed by Buyer hereunder will be promptly paid by Sellers; and all liabilities secured by Assets to be transferred to Buyer under this Agreement have been satisfied prior to, or will be satisfied in conjunction with, Closing.

     Section 4.14 Licensure. Sellers have all requisite and necessary state, county and municipal licenses and permits, as listed on Exhibit "C" hereto, necessary to operate the Restaurant Locations as presently operated.

     Section 4.15 Insurance Coverage. Schedule 4.15 to this Agreement is a true and accurate list and brief description of property, fire, casualty, liability, life, workers' compensation, and other forms of insurance of any kind owned or held by Sellers regarding the Restaurant Locations. All such policies (a) are in full force and effect, (b) are valid and outstanding policies, (c) insure against risks of the kind customarily insured against and in the amounts customarily carried by entities similarly situated, and (d) provide that they will remain in full force and effect through the respective dates set forth in Schedule 4.15

     Section 4.16   Severance Pay.  No employee of Sellers
involved in the operation of any Restaurant Location will be entitled to severance pay by virtue of the transactions contemplated by this Agreement.

     Section 4.17 Environmental Matters. (a) For purposes of this Agreement, the following terms shall have the following meanings:

          (i) "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating to any Environmental Law or Environmental Permit (hereinafter "Claims"), including, without limitation (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances or arising from alleged injury or threat of injury to the environment.

          (ii) "Environmental Laws" means any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment or Hazardous Substances including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. 9601 et. seq.;
the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. 1101 et. seq.; the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et. seq.; the Federal Water Pollution Control Act, 33 U.S.C. 1251 et. seq.; the Clean Air Act, 42 U.S.C. 4701 et. seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. 136 et. seq.; the Safe Drinking Water Act, 42 U.S.C. 300f et. seq.; the Toxic Substances Control, 15 U.S.C. 2601 et. al.; the Oil Pollution Act of 1990, 33 U.S.C. 2701 et. seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. 1801 et. seq.; the Atomic Energy Act, as amended, 42 U.S.C. 2011 et. seq.; or the Federal Food, Drug and Cosmetic Act, as amended, 21 U.S.C.
 301 et. seq., and any laws regulating the use of biological agents or substances including medical or infectious wastes and the corresponding state laws, regulations and local ordinances, etc. which may be applicable, as any such acts may be amended.

          (iii) "Environmental Permits" means all permits, approvals, identification numbers, licenses and other authorizations required under any applicable Environmental
Law.

          (iv) "Hazardous Substances" means (a) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "hazardous air pollutants," "pollutants," "contaminants," "toxic chemicals," "petroleum or petroleum products," "toxics," "hazardous chemicals," "extremely hazardous substances," "pesticides" or related materials, as now, in the past, or hereafter defined in any applicable Environmental Law; (b) any petroleum or petroleum products, natural or synthetic gas, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, and radon; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority.

          (b) Except as would not, individually or in the aggregate, have a material adverse effect on the business of Seller or the Assets: (i) the Sellers have not violated, and are not in violation of, any applicable Environmental Law nor will Sellers violate any applicable Environmental Law between now and the Closing; (ii) the Sellers have all Environmental Permits and are in compliance with their requirements; (iii) to the knowledge of the Sellers, none of the properties currently leased or owned by the Sellers and which are the subject of this Agreement are contaminated with any Hazardous Substances; (iv) there are no past, pending or, to the knowledge of the Sellers, threatened Environmental Claims, or to the knowledge of the Sellers, circumstances that could reasonably be anticipated to form the basis of an Environmental Claim, against the Sellers; and (v) other than with respect to the Shenandoah, Iowa, location to the knowledge of the Sellers, there are no facts or circumstances which indicate that underground storage tanks are or could have been located on or under the Restaurant Locations.

     Section 4.18 Financial Statements. Sellers have previously provided to Buyer the unaudited consolidated balance sheet of each of Seller as of December 31, 1993, and the related unaudited statements of income, profit and loss for the _______ month period then-ended (together with related notes and schedules hereinafter together referred to as the "Interim Financial Statements"), all as listed and described on Exhibit "H".

     The Interim Financial Statements, including the related notes and schedules, have been prepared from the respective books and records of each of Seller corporations in conformity with generally accepted accounting principles applied on a basis consistent with preceding years and throughout the periods involved and present fairly the financial position of each Seller corporation and Restaurant Location as represented as of the dates of such statements. Each of Seller corporation's has kept its books of account accurately in all material respects in the ordinary course of business, the transactions, entered into represent bonafide transactions and the revenues, expenses, assets and liabilities of each of Seller as represented therein have been properly recorded in such books.

     Section 4.19 Inventory. All items of inventory reflected on the Balance Sheets of Sellers consist of, and on the Closing date will consist of, items of good and standard quality useable and sellable in the ordinary course of Buyer's business. Such inventories are, and at Closing will be, usable for the purposes for which intended and, in the case of food items, wholesome and unadulterated, and will be maintained in amounts reasonably sufficient for Seller's operation until Closing.

     Section 4.20 Leases. Each of the Leases is in full force and effect and there is no proceeding or claim pending or, to the knowledge of Sellers, threatened by any landlord, nor is there any reasonably basis therefor, which will or could have any material adverse effect upon the Lease or the right of Buyer to remain in quiet possession of the premises which are the subject of any Lease. Buyer has received no notice from any landlord under the Leases which would have any material adverse effect thereon. Sellers will obtain unconditional assignments of the Leases, as currently in effect and without amendment, for delivery to Buyer at Closing.

     Section 4.21   Consents.  Sellers will obtain any
consents of governmental bodies, suppliers, vendors and other persons required in order for Sellers to sell and transfer the Assets hereunder, and the business related thereto, pursuant to this Agreement.

ARTICLE V
COVENANTS OF SELLERS

     Sellers jointly and severally covenant and agree as follows:

     Section 5.1 Transfer of Licenses and Permits. Sellers shall use their best efforts and cooperate fully, at Buyer's cost, in assisting Buyer with the assumption, transfer or reissuance of any and all required state, county or city licenses or permits required for the operation of the Restaurant Locations, including any liquor licenses.

     Section 5.2 Agreements Respecting Employees of Sellers. Sellers agree to terminate the employment of all employees involved in the operation of the Restaurant Locations no later than the close of business on the date of Closing. Buyer will consider such employees for rehire at the discretion of Buyer at Buyer's then-current compensation rates and benefit levels. Buyer agrees that any of Sellers' former employees hired by Buyer will receive credit for years of services with Sellers in connection with the transition to Buyer's benefit plans for which such employees become eligible.

     Section 5.3 Conduct of Business. From the execution of this Agreement until Closing, Sellers shall operate the Restaurant Locations as they are currently being operated and only in the ordinary course, using their best efforts to preserve and maintain the services of Sellers' employees, relationships with suppliers and customers, and to preserve current levels of sales volume, and shall continue to insure the Assets under existing policies of insurance at current levels. Further, Sellers shall not with respect to the business or Assets of any Restaurant Location:

          (a) change in any manner the ownership of any of the Assets;

          (b) increase the rate of compensation to management or other employees beyond the usual and customary annual merit increases or bonuses under established compensation plans without consent of Buyer;

          (c) incur any capital expenditure obligations, or acquire by purchase other than for cash, lease or otherwise, any capital assets;

          (d) incur any material obligations, expenses or liabilities except in the usual and ordinary course of business;

          (e) mortgage, pledge or subject to lien any of the Assets; or

          (f) sell or otherwise dispose of any Asset except in the ordinary course of business.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER

     As an inducement to Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer represents and warrants to Sellers as follows:

     Section 6.1    Corporate Existence.  Buyer is a
corporation validly existing and in good standing under the laws of the State of Kansas.

     Section 6.2 Corporate Power and Authority. Buyer has all requisite corporate power and authority to own its properties and assets, and to carry on the business in which it is now engaged. Buyer has the corporate power and authority to perform the covenants of Buyer set forth in this Agreement.

     Section 6.3 Execution and Delivery Permitted. The execution, delivery and performance of this Agreement will not violate or result in a breach of any term of Buyer's Articles of Incorporation or of its Bylaws or, to the best of Buyer's knowledge after reasonable inquiry, result in a breach of or constitute a default under any term known to Buyer in any agreement or other instrument to which Buyer is a party, such default having not been previously waived by the other party to such agreements, or to the best of Buyer's knowledge after reasonable inquiry, violate any law or any order, rule or regulation applicable to Buyer, of any court or of any regulatory body, administrative agency or other governmental instrumentality having jurisdiction over Buyer or its properties. Buyer's Board of Directors, or an authorized committee thereof, has taken all action required by law, Buyer's Articles of Incorporation, its Bylaws and otherwise to authorize the purchase of the Assets in accordance with this Agreement certified evidence of which shall be provided by Buyer to Sellers.

ARTICLE VII
COVENANTS OF BUYER

     Buyer hereby covenants and agrees to accept conveyance of the Assets and assignment of the Leases and Franchise
Agreements, and to assume and perform the obligations of Sellers under the Assumed Contracts after the date of Closing.

ARTICLE VIII
PRORATIONS AND PURCHASE PRICE ADJUSTMENT;
CONDITIONS TO CLOSING

     Section 8.1    Prorations and Purchase Price Adjustments.
The following items shall be prorated between Buyer and Sellers as of the date of Closing, shall constitute an adjustment to the Purchase Price of the Assets, and shall be payable as provided in Section 2.3 above:

          (a) All ad valorem, real and personal property taxes, general and special assessments, and any other property taxes on the Assets for the current tax year and which are not yet due and payable; provided, however, if the amount of such tax for the current tax year is not determinable, it shall be prorated on the basis of the tax for the immediately preceding tax year;

          (b) All prepaid insurance premiums on insurance policies covering the Assets and regarding welfare benefit programs, but only if Buyer elects to have said coverage remain in effect;

          (c)  Any amounts paid with respect to the Assumed
Contracts for services extending beyond the date of Closing which are assigned to Buyer at Closing; and

          (d) Any prepaid expenses associated with the operation of a Restaurant Location which were paid by Sellers in the ordinary course of business, including Lease or other deposits, telephone expenses, billboard or other advertising expenses, cooperative fees, and utility charges.

     Sellers shall bear the cost and expense of all prorated items applicable to periods prior to the date of Closing, and shall receive the benefits thereof, and Buyer shall bear the cost and expense of payment of all prorated items applicable to periods from and after the date of Closing, and receive the benefits thereof.

     Section 8.2    Conditions to Closing.  The obligation of
Buyer to close hereunder is subject to satisfaction of each of the following conditions, the occurrence of which may, at the option of Buyer, be waived at or before Closing:

          (a) All representations and warranties of Sellers in this Agreement shall be true on and as of the date of Closing, and Sellers shall have delivered to Buyer a certificate to such effect dated as of the date of Closing;

          (b) The Assets shall not have been substantially damaged as a result of fire, explosion, earthquake, disaster, accident, any action by the United States or any other governmental authority, earthquake, flood, drought, embargo, riot, civil disturbance, uprising, activity of armed forces, act of God, or public enemies;
          (c) There shall be no material adverse change in the Assets or the operations of the Sellers at the Restaurant Locations from the date hereof to the date of Closing;

          (d) Sellers shall have performed and complied with all of Sellers' obligations under this Agreement which are to be performed or complied with by Sellers prior to or on the date of Closing;

          (e) Sellers shall be willing and able to deliver all of the documents required to be delivered by them by this Agreement including, without limitation, the written consent of Pizza Hut, Inc. to assignment of the Operator's rights under the Franchise Agreements;

          (f) Buyer and Sellers shall have approved the form and substance of the documents delivered by Sellers pursuant to this Agreement, such approval to be in its sole discretion;

          (g)  Buyer shall have obtained an acceptable
commitment to provide title insurance on the real property being acquired and containing only the Permitted Exceptions and such exclusions as are not inconsistent with the terms of this Agreement regarding the condition of title to be conveyed by Sellers;

          (h) Sellers shall have terminated the employment of all employees involved in the operation of the Restaurant Locations effective no later than the close of business on the date of Closing, and made adequate provision for payment of all accrued and vested vacation, sick pay, severance and other benefits, if any, owed to Sellers' employees; and

          (i) The Closing shall have been completed prior to 5:00 p.m., central daylight time, August 1, 1994.

ARTICLE IX
INDEMNIFICATION AGAINST LOSS

     Section 9.1    Indemnification by Sellers.  Sellers
jointly and severally agree to defend, indemnify and hold harmless the Buyer against and in respect of any and all loss, liability, lien, damage, costs and expense incurred or resulting from:

          (a) Any misrepresentation, breach of warranty or nonfulfillment of any covenant or Agreement on the part of Sellers under or in connection with this Agreement;

          (b) The acts or omissions of Sellers alleged to be violations of Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. 2000e et. seq.; the Fair Labor Standards Act; the Age Discrimination in Employment Act; the Labor Management Relations Act; state unemployment taxes, Section
4.17 hereof and any and all other applicable state or federal statutes or regulations;

          (c) Operation of the Restaurant Locations on or prior to the date of Closing; and

          (d) All liabilities of Sellers not expressly assumed by Buyer hereunder including, but not limited to, obligations arising with regard to Sellers' responsibilities under the Franchise Agreements, assigned Leases, and Assumed Contracts on or prior to the date of Closing.

     Section 9.2 Indemnification by Buyer. Buyer agrees to defend, indemnify, and hold harmless Sellers against and in respect of any and all loss, liability, lien, damage, costs and expense incurred or resulting from:

          (a) Any misrepresentation, breach of warranty or nonfulfillment of any covenant on the part of Buyer in connection with this Agreement;

          (b) Operation of the Restaurant Locations after the date of Closing; and

          (c) Obligations arising with regard to Buyer's responsibilities under the Franchise Agreements, Leases, and Assumed Contracts after the date of Closing.

     Section 9.3 Indemnification Procedure. Promptly but in any event within ten (10) days after the receipt by an indemnified party hereunder of notice of any action or the making of any claim indemnifiable hereunder, such indemnified party, if a claim in respect thereof is to be made against an indemnifying party under this Article, shall notify the indemnifying party of the assertion of the claim or the commencement of the action, and the indemnifying party shall thereafter assume the costs and liability of the defense of such claim; provided, however, that the indemnified party shall be entitled, to the extent it wishes and at its own expense, to participate in the defense of the action. If requested by either party, the other party hereby shall provide reasonable assistance to the requesting party, with reasonable expenses of such assistance to be paid by the requesting party. If, however, the indemnifying party, after notice of a claim or notice of the commencement of an action, breaches its obligation to defend the indemnified party, said indemnified party shall be entitled to defend itself, and the indemnifying party shall remain liable for breach of this indemnity agreement including all costs associated therewith.

     Section 9.4 Limitation on Indemnification. Each party's responsibility to indemnify the other pursuant to
Section 9.1 or 9.2 hereof shall be limited to the extent that claims for indemnity must total Twenty-Five Thousand Dollars ($25,000) in the aggregate before a party hereto may seek reimbursement for such Claims from the other. Once the $25,000 threshold is met, the Indemnified Party may seek reimbursement for all additional indemnity Claims from the Indemnifying Party for any dollar amount.

ARTICLE X
NONCOMPETITION

     Each Seller and, each shareholder, officer and director thereof, in consideration of the Closing of the transactions contemplated herein ("Covenantor") does covenant and agree that for a period of five (5) years after the date of this Agreement such Covenantor will not in any capacity whatsoever either directly or indirectly, individually or as a member of any business organization, engage in the production, delivery or sale at retail of any pizza, pasta or Italian food item similar to any Italian food item currently approved by Pizza Hut, Inc. for sale in its System Restaurants or have any employment or interest in any firm engaged in the production or sale at retail of any such products, at a location within a radius of twenty-five (25) miles of any Restaurant Location unless the Buyer shall have given its prior written consent thereto. The covenants set forth in this Article shall not prohibit investment in less than one percent (1%) of the capital stock of any publicly-held company which is engaged in the proscribed activities set forth in this Article.

EXHIBIT XI
MISCELLANEOUS

     Section 11.1 Notices. Except as otherwise expressly provided, all notices, consents, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, with first class postage prepaid, addressed as follows:

          If to Sellers:
______________________________

______________________________

______________________________

______________________________

          If to Buyer:             Vice President, Finance
                                   NPC International, Inc.
                                   720 West 20th Street
                                   Pittsburg, KS 66762

or to such other address as Buyer or Sellers shall have last designated by notice to the other party.

     Section 11.2 Applicable Law. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Kansas.

     Section 11.3 Binding on Successors. All of the terms, provisions and conditions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors, assigns and legal representatives.

     Section 11.4   Payment of Costs.

          (a)  Sellers shall pay:

               (1)  All of Sellers' legal expenses;

               (2)  All costs, search fees and expenses
associated with the title insurance coverage specified herein;

               (3)  All costs of any real estate title
curative work;

               (4) One-half of all fees, costs and expenses incurred in recording all real estate documents related to the transaction contemplated hereby;

               (5) All sales, transfer or other taxes arising from the transaction contemplated hereby rising under state law;

               (6) All other costs and expenses incurred by Sellers in negotiating this Agreement and in consummating the transactions contemplated hereby, including any fees or commissions payable to any party representing Buyer in connection with arranging or negotiating this Agreement and the transactions contemplated hereby.

          (b)  Buyer shall pay:

               (1)  All of its legal expenses;

               (2) One-half of all fees, costs and expenses incurred in recording all real estate documents related to the transaction contemplated hereby; and

               (3) All other costs and expenses incurred by Buyer in negotiating this Agreement and in consummating the transactions contemplated hereby, including any fees or commissions payable to any party representing Buyer in connection with arranging or negotiating this Agreement and the transactions contemplated hereby.

     Section 11.5 Closing Not to Prejudice Claim for Damages. Closing of the transactions contemplated by this Agreement shall not prejudice any claim for damages which either party may have hereunder, in law or in equity, due to a material default in observance in the due and timely performance of any of the covenants and agreements herein contained or for the breach of any warranty or representation hereunder, unless such observance, performance, warranty or representation is specifically waived in writing by the party making such claim.

     Section 11.6 Survival of Representations, Warranties, Covenants and Undertakings. All of the representations, warranties, covenants and undertakings made by the parties hereto shall survive the execution of this Agreement and Closing.

     Section 11.7 Additional Documents. After Closing, each party agrees to furnish such additional documents as are necessary to complete the transactions contemplated hereby.

     Section 11.8   Time is of the Essence.  Time is of the
essence in the performance of the obligations of the parties hereunder.

     Section 11.9   Titles.  The titles of the sections of
this Agreement are for convenience of reference only, and are not to be considered in construing this Agreement.

     Section 11.10 Entire Agreement. This Agreement and the Exhibits and Schedules attached hereto and incorporated herein by this reference contain the entire Agreement of the parties hereto with respect to the transactions contemplated hereby and supersede any and all prior agreements, arrangements and undertakings between the parties. No inducements contrary to the terms of this Agreement exist. No waiver of any term, provision or conditions of this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be construed as a further or continuing waiver of any such term, provision or condition or any other term, provision or condition of this Agreement. This Agreement may not be modified orally.

     Section 11.11  Counterparts.  This Agreement may be
executed in one or more counterparts which in the aggregate shall comprise one Agreement.

     ARTICLE XII
SIMULTANEOUS TRANSFER OF
CERTAIN MISSOURI AND IOWA RESTAURANT LOCATIONS

     With respect to the Restaurant Locations listed on Exhibits A-1 and A-2 hereto and marked with an asterisk therein (the "Transfer Locations"), the Sellers acknowledge that Buyer intends to sell or otherwise transfer the Assets relating to the Transfer Locations (the "Transfer Assets") to certain subsidiaries of Pizza Hut, Inc. ("Subsidiaries"), and Sellers agree that upon such sale or transfer:

          (a) all of the obligations of the Buyer, including obligations under the representations and warranties of Buyer, to Sellers with respect to the Transfer Assets which are to survive the Closing, shall be assumed by and become the obligations of the Subsidiaries, effective upon the sale of the Transfer Assets to the Subsidiaries, and with respect thereto, Sellers release Buyer from all such obligations. Sellers also agree to look solely to the Subsidiaries with respect to such obligations and shall not seek to enforce such obligations against Buyer; and

          (b) all of the representations and warranties, covenants and other undertakings of Sellers in this Agreement with respect to the Transfer Assets shall, effective upon their sale to the Subsidiaries, be deemed to be for the benefit of the Subsidiaries as though made directly to the Subsidiaries in this Agreement; provided, however, that with respect to any of the Transfer Assets being transferred to the Subsidiaries, the representations and warranties herein shall be limited to the period of time since any of such Transfer Assets were acquired from Pizza Hut, Inc. or any of its subsidiaries up to and through the Closing Date. Sellers further agree to execute at Closing a novation agreement at the request of Buyer in form acceptable to Buyer and Seller; and

          (c)  the Buyer's and Subsidiaries rights and
obligations under Section 9.4, Limitation on Indemnification, shall apply, pro rata, as between the parties and the Subsidiaries in proportion to the fraction, the numerator of which is the number of Restaurants acquired by Buyer or the Subsidiaries, respectively, and the denominator is the total number of Restaurants sold by Seller pursuant to this Agreement.

     Any cost or expense generated solely relating to the transfer of the Transfer Assets to the Subsidiaries, not otherwise provided for in this Agreement, shall be the expense of Buyer.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month and year first above written.


                                   BUYER:
                                   NPC INTERNATIONAL, INC.


                                   By    __________________________
                                   Name  ________________________
                                   Title _______________________



                                   SELLERS:


The following defined
                                   Seller acknowledges
                                   agreement to be bound by
                                   the terms of this Agreement
                                   as the respective interest
                                   of such Seller may appear,
                                   as follows:


As to the interest of
                                   Seller Pizza Hut of
                                   Chanute, Kansas, Inc.
Attest:

____________________________       By___________________________
Secretary                             President

                                   STOCKHOLDERS:


                                   _______________________ 60%
                                   James E. O'Donnell


                                   _______________________ 40%
                                   John Mertes
                                                  TOTAL   100%


As to the interest of
                                   Seller Pizza Hut of Ft.
                                   Scott, Kansas Inc.
Attest:

____________________________       By ___________________________
Secretary                             President

                                   STOCKHOLDERS:


                                   _______________________ 60%
                                   James E. O'Donnell


                                   _______________________ 40%
                                   John Mertes
                                                  TOTAL   100%


As to the interest of
                                   Seller Pizza Hut of Nevada,
                                   Inc.
Attest:

____________________________       By ___________________________
Secretary                             President

                                   STOCKHOLDERS:


                                   _______________________ 60%
                                   James E. O'Donnell


                                   _______________________ 40%
                                   John Mertes
                                                  TOTAL   100%


As to the interest of
                                   Seller Pizza Hut of
                                   Washington, Missouri, Inc.
Attest:

____________________________       By ___________________________
Secretary                             President

                                   STOCKHOLDERS:


                                   _______________________ 40%
                                   James E. O'Donnell


                                   _______________________ 40%
                                   T.J. O'Donnell


                                   _______________________ 10%
                                   John Mertes

                                                  TOTAL    90%

As to the interest of
                                   Seller Northwest Missouri
                                   Pizza, Inc.
Attest:

____________________________       By ___________________________
Secretary                             President

                                   STOCKHOLDERS:


                                   _______________________ 80%
                                   James E. O'Donnell



As to the interest of
                                   Seller Pizza Hut of
                                   Southwest Iowa, Inc.
Attest:

____________________________       By ___________________________
Secretary                             President

                                   STOCKHOLDERS:


                                   _______________________ 56.6%
                                   James E. O'Donnell



Fran D. Jabara Living Trust


                                   By: ___________________ 43.4%
                                       Trustee

                                                  TOTAL     100%



As to the Real Property at the following locations:


                                   1625 S. Santa Fe, Chanute,KS
                                   1100 E. Austin, Nevada, MO
                                   320 W. Lockling, Brookfield, MO
                                   1180 S. Odell, Marshall, MO
                                   9th & Avalon, Trenton, MO:


J&J Enterprises, Inc.

Attest:

____________________________       By ___________________________
Secretary                             President

                                   STOCKHOLDERS:


                                   _______________________ 60%
                                   James E. O'Donnell


                                   _______________________ 40%
                                   John Mertes
                                               TOTAL      100%


As to the Real Property at
                                   1810 South Main, Ft. Scott, KS:


J&J Real Estate, a Kansas
                                   general partnership


                                   _______________________ 60%
                                   James E. O'Donnell


                                   _______________________ 40%
                                   John Mertes
                                              TOTAL       100%

constituting all the partners of J&J Real Estate.




As to the Real Property at
                                   1905 E. 5th, Washington,MO:


                                   _______________________
                                   James E. O'Donnell


                                   _______________________
                                   T.J. O'Donnell


                                   _______________________
                                   Christine Graf


as individuals, jointly and severally.


As to the Real Property at
                                   606 Highway 135 East,
                                   Albany, MO and 303 S. 25th
                                   Street, Bethany, MO:



                                  ______________________________
                                   James E. O'Donnell



                                   ______________________________
                                   Rose M. O'Donnell

as individuals, jointly and severally.